Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d 1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint ﬁling on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the Common Shares, par value CHF 0.08 per share, of ADC Therapeutics SA.

This Joint Filing Agreement shall be ﬁled as an Exhibit to such Statement. The undersigned acknowledge that each shall be responsible for the timely ﬁling of any amendments to such joint ﬁling and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated as of September 14, 2020

HPWH TH AG

/s/ Dr. Hans-Peter Wild	/s/ Thomas Pfisterer
Name: Dr. Hans-Peter Wild	Name: Thomas Pfisterer
Title: Chairman	Title: Board Member

HP WILD HOLDING AG

/s/ Dr. Hans-Peter Wild
Name: Dr. Hans-Peter Wild
Title: Chairman

Dr. Hans-Peter Wild

/s/ Dr. Hans-Peter Wild

Thomas Pfisterer

/s/ Thomas Pfisterer